NEWS RELEASE

For: IMMEDIATE RELEASE

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

Date: APRIL 20, 2007

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS FIRST QUARTER 2007 EARNINGS

Oskaloosa, Iowa - MidWestOne Financial Group, Inc. (NASDAQ - OSKY) reported that the financial holding company earned $974,000, or $.26 basic earnings per share, for the first quarter of 2007. Net income for the first quarter of 2007 was 49 percent lower compared with $1,919,000, or $.52 earnings per share basic, for the first quarter of 2006. Diluted earnings per share were $.26 for the first quarter of 2007 compared with $.51 for the first quarter of 2006. The decrease in net income for the first quarter of 2007 was primarily due to increased provision for loan losses and contraction in the Company's net interest margin. On January 6, 2006, the Company received the proceeds from the recovery of an agricultural loan that had been charged off in 2001. These proceeds included a loan principal recovery of $901,000 that was credited to the allowance for loan losses, $364,000 in waived interest that was credited to interest income on loans, and $50,000 credited to other loan income for the reimbursement of attorney fees incurred by the Company in 2001. The interest income and fees recovered contributed $.08 per share basic and diluted to the Company's earnings in the first quarter of 2006.

The Company did not record a provision for loan losses in the first quarter of 2006 as a result of the loan charge-off recovery in that period. In the first quarter of 2007, the Company's $397,000 provision for loan losses was due to continued growth in the loan portfolio and net loan charge-offs during the period. The Company's net interest margin of 3.61 percent was lower in the first quarter of 2007 compared with 4.48 percent in 2006 due to the non-recurring interest income received on the charge-off loan recovery in the first quarter of 2006, lower return on the Company's loan pool participations and increased interest expense on deposits and borrowed funds attributable to higher market and competitive interest rates. Excluding the additional interest income attributable to the recovery of the prior period loan charge-off, the Company's net interest margin for the first quarter of 2006 was 4.22%.

Return on average assets for the first quarter of 2007 was .53 percent compared with 1.14 percent in the first quarter of 2006. The return on average shareholders' equity for the first quarter of 2007 was 6.30 percent compared with 13.12 percent for the quarter ended March 31, 2006. Cash dividends paid to shareholders in the first quarter of 2007 were $.18 per share compared with $.17 per share paid in the first quarter of 2006.

The Company's interest income excluding loan pool participations for the first quarter of 2007 was $1,560,000, or 18 percent greater in comparison to the quarter ended March 31, 2006. This increase was primarily the result of the additional interest income generated by the growth in loan volumes and the effects of higher market interest rates on earning assets. Interest income and discount on loan pool participations was $594,000 lower in the first quarter of 2007 compared to the first quarter of 2006 as a result of reduced collections. Total interest income for the first quarter of 2007 was $966,000 greater than in the first quarter of 2006. The increase in interest income for the first quarter of 2007 was offset by higher interest expense on deposits and borrowed funds. The continued high interest rate environment has resulted in increased rates paid on interest-bearing liabilities. Total interest expense increased $1,810,000, or 40 percent, for the first quarter of 2007, compared to the same period of 2006. Net interest income for the quarter ended March 31, 2007 was $844,000, or 12 percent, lower compared to the first quarter of 2006.

Total assets of the Company increased to $745,756,000 as of March 31, 2007 from $744,911,000 on December 31, 2006 and $673,616,000 as of March 31, 2006. Total deposits as of March 31, 2007 were $564,330,000, compared with $560,615,000 as of December 31, 2006 and $506,422,000 as of March 31, 2006. The Company continues to focus on deposit growth to fund its loan growth.

The Company's total loans increased $10,836,000, or 2 percent, in the first quarter of 2007. Total loans were $514,668,000 as of March 31, 2007, compared with $503,832,000 as of December 31, 2006. Most of the growth in loan volume in the first quarter of 2007 was in commercial, agricultural real estate, agricultural operating and real estate construction loans. Compared to total loans as of March 31, 2006, loans as of March 31, 2007 have increased $64,449,000, or 14 percent. Total loans as a percentage of deposits were 91.2 percent on March 31, 2007, compared with 89.9 percent as of December 31, 2006 and 88.9 percent on March 31, 2006. As of March 31, 2007, the largest category of loans was residential real estate, which comprised 25 percent of the loan portfolio. The three next largest categories of loans were commercial at 18 percent of the portfolio, commercial real estate loans at 15 percent of total loans and agricultural loans at 13 percent of total loans. The loan percentages did not change significantly from December 31, 2006.

The Company has very minimal exposure to subprime mortgages in its loan portfolio. The Company's loan policy provides a guideline that real estate mortgage borrowers have a Beacon score of 640 or greater. Exceptions to the guideline have been noted but the overall exposure is deemed minimal by management. Mortgages originated by the Company and sold on the secondary market are typically underwritten according to the guidelines of the secondary market investors. These mortgages are on a non-recourse basis, thereby eliminating any subprime exposure.

Loan pool participations totaled $88,468,000 as of March 31, 2007, compared with $98,885,000 on December 31, 2006 and $90,712,000 on March 31, 2006. The reduction in balance from the December 31, 2006 total is due to collections during the first quarter of 2007. The Company did not acquire any new loan pool participations during the first quarter of 2007. As of March 31, 2007, the categories of loans by collateral type in the loan pools were commercial real estate - 51%, commercial loans - 18%, agricultural real estate - 13%, single-family residential real estate - 9% and other loans - 9%. The Company has very minimal exposure in loan pools to consumer real estate subprime credit. Most of the basis in loans identified with borrowers or guarantors having credit scores categorized as subprime relates to additional collateral taken to reduce exposure on commercial or commercial real estate loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit.

Non-performing loans decreased to $5,392,000 as of March 31, 2007, compared with $5,801,000 as of December 31, 2006. The $5,392,000 of non-performing loans as of March 31, 2007 consists of $744,000 in nonaccrual loans, $2,634,000 in loans past due 90 days or more and still accruing, and $2,014,000 in troubled debt restructuring. The decrease in non-performing loans between December 31, 2006 and March 31, 2007 was in the past due 90 days and still accruing category. Non-performing loans as of March 31, 2006 totaled $1,452,000. As a percentage of total loans, non-performing loans totaled 1.05 percent as of March 31, 2007, 1.15 percent as of December 31, 2006, and .32 percent as of March 31, 2006. Other real estate owned as of March 31, 2007 was $185,000 compared with $188,000 as of December 31, 2006, and $450,000 as of March 31, 2006.

During the first quarter of 2007, the Company's provision for loan losses totaled $397,000. The Company did not record a provision for loan losses in the first quarter of 2006 due to the January 6, 2006 recovery of the loan previously charged off. As of March 31, 2007, the Company's allowance for loan losses was $5,885,000, which was 1.14 percent of total loans. At December 31, 2006, the allowance for loan losses was $5,693,000, or 1.13 percent of total loans. The allowance for loan losses was $5,793,000 as of March 31, 2006, or 1.29 percent of total loans. During the first quarter of 2007, the Company had net loan charge-offs of $205,000. In the first quarter of 2006, the Company charged off loans totaling $184,000 and recognized recoveries of loans previously charged off totaling $966,000, which resulted in net loan recoveries for the period of $782,000.

Total noninterest income for the quarter ended March 31, 2007 was $1,533,000. There were no security losses recorded in the first quarter of 2007. Noninterest income for the first quarter of 2006 was $1,439,000, which included investment security losses of $126,000. Excluding the investment security losses of $126,000 recorded in the first quarter of 2006, noninterest income for the period was $1,565,000. Noninterest income decreased $32,000 in the first quarter of 2007 in comparison with the $1,565,000 total for the first quarter of 2006 excluding security losses. Other customer service charges and fees, brokerage and insurance commissions, and mortgage origination fees collectively increased $143,000 in the first quarter of 2007, compared with the same period in 2006. These increases were offset by reductions in deposit service charges and other operating income totaling $175,000. A portion of the reduction in other operating income in the first quarter of 2007 compared with 2006 was attributable to the receipt in 2006 of the reimbursement of the $50,000 attorney fees related to the 2001 loan charge-off. Noninterest expense increased $361,000, or 7 percent, in the first quarter of 2007, compared with the first quarter of 2006. Most of the increase in noninterest expense was attributable to salaries and employee benefit costs. The Company increased its number of employees with the new Davenport office, which resulted in higher personnel costs. Salaries and benefits costs also increased as a result of annual compensation adjustments and health-care benefit cost increases. Professional fees increased $122,000 in the first quarter of 2007 primarily due to consulting services utilized to assist management's assessment of the Company's compliance with Sarbanes-Oxley internal control standards.

The Company relocated its downtown Davenport, Iowa, branch facility to a newly-remodeled permanent location on February 26, 2007. The new facility provides ample space for future growth and affords customers improved services including a motor bank and a drive-up ATM. The Company opened its temporary branch office in Davenport in January 2006. Loan growth in the Quad-Cities market has exceeded management's expectations.

Construction of a new branch office in Cedar Falls, Iowa continues. Anticipated completion of the new facility is fall of 2007. This facility will provide full-service banking to a growing area of Cedar Falls and will compliment the Company's existing locations in Waterloo and Hudson.

MidWestOne Financial Group, Inc.'s annual meeting of shareholders will be held on April 26, 2007. All of the Company's shareholders are invited to attend the meeting in Oskaloosa at The Peppertree restaurant at 10:30 AM. For those who have attended previous annual meetings, please note the change in location.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiary is MidWestOne Bank with office locations in Oskaloosa, Belle Plaine, Burlington, Davenport, Fairfield, Fort Madison, Hudson, North English, Ottumwa, Pella, Sigourney, Wapello and Waterloo, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. Cook & Son Agency, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)		QUARTER ENDED
(in thousands, except share & per share data)		MARCH 31,
		2007	2006
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)		$ 10,229	$ 8,669
Interest income and discount on loan pool participations		2,015	2,609
Total interest income		12,244	11,278
Total interest expense		6,298	4,488
Net interest income		5,946	6,790
Provision for loan losses		397	-
Noninterest income		1,533	1,439
Noninterest expense		5,695	5,334
Income before tax		1,387	2,895
Income tax expense		413	976
Net income		$ 974	$ 1,919

Per Share Data:
Net income - basic		$0.26	$0.52
Net income - diluted		$0.26	$0.51
Dividends declared		$0.18	$0.17
Weighted average shares outstanding		3,712,773	3,706,331
Weighted average diluted shares outstanding		3,758,782	3,771,216

Performance Ratios:
Return on average assets		0.53%	1.14%
Return on average equity		6.30%	13.12%
Net interest margin (FTE)		3.61%	4.48%
Net loan (recoveries) charge-offs/average loans		0.16%	(0.72%)

	MARCH 31,		DECEMBER 31,
	2007	2006	2006
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$ 745,756	$ 673,616	$ 744,911
Loans, net of unearned income	514,668	450,219	503,832
Allowance for loan losses	5,885	5,793	5,693
Loan pool participations	88,468	90,712	98,885
Total deposits	564,330	506,422	560,615
Total shareholders' equity	62,628	59,718	62,533

Per Share Data:
Book value	$16.92	$16.11	$16.83
Tangible book value	$13.01	$12.13	$12.92
Common shares outstanding	3,700,411	3,707,308	3,715,431

Financial Ratios:
Total shareholders' equity/total assets	8.40%	8.87%	8.39%
Total loans/total deposits	91.20%	88.90%	89.87%
Nonperforming loans/total loans	1.05%	0.32%	1.15%
Allowance for loan losses/total loans	1.14%	1.29%	1.13%
Allowance for loan losses/nonperforming loans	109.15%	399.07%	98.14%